EXHIBIT 23.1

                       INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement No. 333-40862 of the Northrop Grumman Corporation on Form S-3 of our report dated January 26, 2000, except for the discontinued operations footnote, as to which the date is July 24, 2000 appearing in the Current Report on Form 8-K of Northrop Grumman Corporation dated August 8, 2000, and to reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Los Angeles, California
November 13, 2000